UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Stellus Capital Investment Corporation

(Name of Registrant as Specified in Its Charter)

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May, 2013

Dear Fellow Stockholder:

YOUR VOTE IS REQUESTED!

Time is running out to cast your important proxy vote as the meeting date is fast approaching.

As of today, our records indicate that you have not exercised your voting rights for the upcoming annual meeting of stockholders scheduled to be held on May 23, 2013.

In addition to the election of directors, Stellus Capital Investment Corporation is seeking your approval on an important proposal related to the selling of shares of common stock at or below current Net Asset Value. The details related to this proposal can be found in the proxy statement that was included in our initial mailing to you on or about or about 4/15/13.

Your Board of Directors has unanimously approved the sale of these shares and believes that the approval of this proposal is important to the continued success of your fund.

Although the response of our stockholders who have voted has been extraordinarily positive, we need your favorable vote in order to pass this important proposal.

You can vote your shares by going to proxyvote.com and entering your control number which is provided on the voting instruction card or on the e-mail.

(If you have any questions regarding the proposal, please call us at 1-877-815-6525 and a proxy voting specialist will be happy to answer your questions and assist you in placing your vote over the phone.)

Please take a minute to vote as your vote matters.

Thank you for your help with this important vote.

Sincerely,

Robert T. Ladd

Chairman of the Board, President and Chief Executive Officer